Exhibit 99.1

LiveDeal, Inc. Announces Fiscal 2007 Financial Results

SANTA CLARA, Calif. & MESA, Ariz. -- (BUSINESS WIRE) -- LiveDeal, Inc. (OTCBB: LVDL - News), the nation’s first combined local online classifieds and Yellow Pages marketplace (www.livedeal.com), announced today that diluted earnings per share in fiscal 2007 increased to $0.33, up from a loss of $0.23 per share in the previous year. On a non-GAAP adjusted net income for the fiscal year ended September 30, 2007 was $2.5 million, or $0.47 per share, on a diluted basis, after excluding write-offs and other charges (and related tax impacts). On a GAAP basis, net income was approximately $1.8 million, up from a net loss of approximately $1.1 million in fiscal 2006. See table herein for a reconciliation between non-GAAP adjusted net income and net income per GAAP.

Net revenues for the fourth quarter of fiscal 2007 were $7.1 million, up 18.9% from the third fiscal quarter of 2007. Non-GAAP adjusted net income for the fourth fiscal quarter of 2007 was approximately $612,000, or $0.09 per diluted share, after excluding a bad debt reserve of $377,000 (and related tax effects). On a GAAP basis, net income was approximately $376,000, or $0.06 per diluted share, compared with a net loss of $1.68 million in the fourth quarter of fiscal 2006. (See table herein for a reconciliation between non-GAAP adjusted net income and net income per GAAP.)

“We are very happy with the sequential quarterly increase in revenue and customer count over the last quarter,” said Daniel L. Coury, Sr., Chief Executive Officer of LiveDeal Inc., “and the profitability of the company even as we have restructured and changed the company considerably over the past four quarters.”

The company ended the fiscal year with 81,155 Yellow Pages listings customers, up over 5,000 from the previous quarter. The customer average selling price (ASP) increased over 10% from the third quarter of 2007 to $33.78 from $30.78, on a monthly basis, and $405, from $369, on an annualized basis. This does not include the LiveDeal premium stores or the Premium sales from the Company’s Las Vegas call center that average $2,999 per year.

FY07 Highlights

•	Revenue– Fourth quarter net revenue was $7.1 million. This represented growth of 18.9% over the $6.0 million of revenue in the third quarter of fiscal 2007.

•	Increased Monetization– Increased net revenue per thousand visitors (RKV) to $496 per thousand visitors.

•	Increased Average Listing Price– The customer ASP increased over 10% from the third quarter of 2007 to $405, from $369, on an annualized basis.

•	Completed acquisition of LiveDeal, Inc.– Acquired one of the top 10 online classifieds companies.

•	Yahoo! Search Services– entered into an agreement with Yahoo! Search Services to provide visibility to our websites so that we can provide traffic to our advertisers.

•	Yelp– Entered into an agreement with Yelp to provide approximately 1.8 million customer reviews on our site to broaden user generated content on our site.

•	Unique Visitors– Grew unique visitors to 1.7 million monthly unique visitors.

•	Philippines Call Center– Bought call center in the Philippines to give the company control of its outbound sales call center.

Net revenues in fiscal 2007 were $26.3 million, compared to $32.0 million in fiscal 2006. LiveDeal’s change in net revenues for the first three quarters of fiscal 2007 was primarily due to a loss in customers resulting from the Company’s Attorneys’ General settlement, which was finalized in the first quarter of fiscal 2007.

Cost of services increased in fiscal 2007 as compared to fiscal 2006 due to an increase in Local Exchange Carrier (LEC) billings, which have a higher cost than other billing channels. The Company also incurred a bad debt expense of approximately $377,000 when one of our aggregators filed for Chapter 11 protection.

Gross profit for fiscal 2007 was $22.1 million, which represents a decline from LiveDeal’s $27.9 million gross profit in fiscal 2006. This decrease is attributable to lower revenues and slightly higher costs of services. Gross margin percentages were 84% in fiscal 2007 and 87% in fiscal 2006, respectively.

Operating expenses totaled $18.8 million in fiscal 2007, as compared with $29.5 million in fiscal 2006. This represents a 36% decrease from fiscal 2006. The decrease was primarily due to reduced compensation expenses, settlement costs, customer service related expenses, and direct mail campaign expenses, partially offset by increased amortization costs, travel and other expenses related to our business acquisitions that occurred during fiscal 2007.

Operating income increased 313% to $3.3 million in fiscal 2007, as compared to a $1.6 million operating loss in fiscal 2006.

The income tax provision for fiscal 2007 was $1.9 million, as compared to an income tax benefit of $312,000 in fiscal 2006. This increase resulted primarily from LiveDeal’s changes in pre-tax income.

LiveDeal had $5.7 million of cash on hand and $11.3 million of total working capital as of September 30, 2007. The Company still has no long-term debt, and shareholder equity grew to $37.7 million at the end of fiscal 2007, as compared to $22.4 million on September 30, 2006, due to increased profitability and issuance of shares for the LiveDeal acquisition.

Net cash provided by operations before the payment of $3.0 million Attorneys’ General Settlement was $4.8 million. After including the one-time settlement expense, net cash provided by operations decreased approximately $657,000, to $1.8 million for fiscal 2007, as compared with $2.4 million in fiscal 2006.

Net cash used in investing activities totaled $2.2 million in fiscal 2007 and included net cash outflows of $4.1 million for the acquisitions of LiveDeal, Inc. and Oncall Subscriber Management Inc. LiveDeal had approximately $1.1 million in expenditures for equipment, software and other intangible assets, and the company liquidated $3.1 million in certificates of deposits and other investments.

Net cash used for financing activities was $310,000 in fiscal 2007 and consisted primarily of repurchases of stock owned by dissenting shareholders in connection with the LiveDeal acquisition.

Conference Call Information

We will hold a conference call to discuss these results today, December 17, 2007, at 4:15 pm EST, 1:15 pm PST.

To listen to the live web cast of the conference call please refer to the new investor section of our web site at www.livedeal.com.

Listeners can access the conference call by dialing 866-700-6293 and entering passcode 87189391.

International callers can access the conference call by dialing 617-213-8835 and entering passcode 87189391.

A replay will be available two hours after the call by dialing 888-286-8010, (or 617-801-6888 for international callers) and entering passcode 76576223.

About LiveDeal, Inc.

LiveDeal, Inc. is a leader in the local online classifieds and Yellow Pages marketplace with millions of goods and services listed for sale in every city and zip code across the U.S. Through its online properties, LiveDeal.com and YP.com, LiveDeal offers businesses and consumers a simple and affordable way of creating a web presence and marketing their products and services to local audiences. Buyers and sellers come together through LiveDeal’s vast local marketplaces to find and list business services, merchandise, real estate, automobiles and pets. LiveDeal, Inc. is headquartered in Mesa, Arizona. For more information, please visit LiveDeal.com.

Use of Non-GAAP Measures

We provide a reconciliation of non-GAAP adjusted net income to net income on a GAAP basis below for the quarter and year ended September 30, 2007 (amounts are rounded to the nearest thousand):

	Year ended September 30, 2007	Quarter ended September 30, 2007

Net income per GAAP	$1,754,000	$376,000
Bad Debt charges	377,000	377,000
Direct Mail Campaign	1,000,000
Non-recurring gains	(200,000)
Tax effects of non-recurring items	(440,000)	(141,000)
Adjusted non-GAAP net income	$2,491,000	$612,000

LiveDeal, Inc. provides non-GAAP financial information to assist investors in assessing its current and future operations in the way that LiveDeal, Inc.'s management evaluates those operations. Non-GAAP adjusted net income and one-time charges are supplemental measures of LiveDeal, Inc.'s performance that are not required by, and are not presented in accordance with, generally accepted accounting principles (GAAP). The non-GAAP information does not substitute for any performance measure derived in accordance with GAAP. LiveDeal, Inc. believes that this non-GAAP information provides useful information to investors by excluding the effect of some one-time expenses and other amounts that are required to be recorded under GAAP but that LiveDeal, Inc. believes are not indicative of LiveDeal, Inc.'s operating results.

LiveDeal, Inc.'s management evaluates and makes operating decisions about its business operations primarily based on revenue and the costs of those business operations on an ongoing basis. Therefore, management presents non-GAAP financial measures, along with GAAP measures, in this earnings release by excluding these one-time items from the period expenses. The income statement line items involved in the adjustment from GAAP to non-GAAP presentation in this earnings release are the following items: (1) One-time Charges (2) Impact Change In Accounting Principle for operating expenses, selling and marketing. These items in turn affect (1) total costs and expenses; (2) operating income/loss; (3) income before income taxes; (4) net loss, and (5) basic earnings per share.

For each such non-GAAP financial measure, the adjustment provides management with information about LiveDeal, Inc.'s underlying operating performance that enables comparison of its financial results in different reporting periods regardless of one-time charges due to changes in accounting principles or exogenous events.

Management uses these measures to help it make budgeting decisions between those expenses that affect operating expenses and operating margin (such as sales and marketing, and general and administrative expenses), and those expenses that affect cost of revenue and gross margin. Further, the availability of non-GAAP financial information helps management track actual performance relative to financial targets, including both internal targets and publicly announced targets. Making this non-GAAP financial information available to investors, in addition to the GAAP information, helps investors compare LiveDeal, Inc.'s performance with the performance of other companies in our industry, which use similar financial measures to supplement their GAAP financial information.

As stated above, management recognizes that the use of these non-GAAP measures has limitations, including the fact that management must exercise judgment in determining which types of charges should be excluded from the non-GAAP financial information. Because other companies, including companies similar to LiveDeal, Inc., may calculate their non-GAAP earnings differently than LiveDeal, Inc., non-GAAP measures may have limited usefulness in comparing companies. LiveDeal, Inc. has provided non-GAAP results to the investment community, not as an alternative but as an important supplement to GAAP information, to enable investors to evaluate LiveDeal, Inc.'s operating performance in the same way that management does.

Forward-Looking and Cautionary Statements

This press release may include statements that constitute “forward-looking statements,” which are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of Livedeal, Inc. and its subsidiaries to be materially different from those expressed or implied by such forward-looking statements.

Factors that may affect forward-looking statements and the Company’s business generally include but are not limited to (i) the risk factors and cautionary statements made in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006; (ii) other factors or statements described in the Company’s other filings with the Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q; and (iii) other factors that Livedeal, Inc. is currently unable to identify or quantify, but may exist in the future.

Forward-looking statements speak only as of the date the statement was made. LiveDeal, Inc. does not undertake and specifically declines any obligation to update any forward- looking statements.

LIVEDEAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
dollars in thousands
(unaudited)

	Year ended September 30,
	2007	2006	2005

Net revenues	$26,340,361	$31,957,947	$24,361,995
Cost of services	4,204,276	4,030,280	3,137,756
Gross profit	22,136,085	27,927,667	21,224,239

Operating expenses:
General and administrative expenses	12,518,620	14,350,753	14,600,614
Sales and marketing expenses	6,491,504	11,452,465	5,310,236
Litigation and related expenses	(200,718)	3,686,806	328,133
Total operating expenses	18,809,406	29,490,024	20,238,983
Operating income	3,326,679	(1,562,357)	985,256

Other income (expense)
Interest expense and other financing costs	--	--	(8,610)
Interest income	271,969	224,176	242,965
Other income (expense)	10,945	(24,518)	(222,276)
Total other income (expense)	282,914	199,658	12,079

Income (loss) before income taxes and cumulative effect of accounting change	3,609,593	(1,362,699)	997,335
Income tax provision (benefit)	1,855,675	(311,779)	372,037
Cumulative effect of accounting change (net of income taxes of $53,764 in 2005)	--	--	99,848
Net income (loss)	$1,753,918	$(1,050,920)	$725,146

Net income (loss) per common share:
Basic:
Income (loss) applicable to common stock before cumulative effect of accounting change	$0.34	$(0.23)	$0.14
Cumulative effect of accounting change	$--	$--	$0.02
Net income applicable to common stock	$0.34	$(0.23)	$0.16

Diluted:
Income (loss) applicable to common stock before cumulative effect of accounting change	$0.33	$(0.23)	$0.14
Cumulative effect of accounting change	$--	$--	$0.02
Net income (loss) applicable to common stock	$0.33	$(0.23)	$0.16

Weighted average common shares outstanding:
Basic	5,108,551	4,495,868	4,639,036
Diluted	5,336,439	4,495,868	4,665,992

Note:  Fiscal 2006 and 2005 have been restated to reflect financial presentation change to revenues, cost of services and general and administrative expense.

LIVEDEAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
dollars in thousands
(unaudited)

	September 30,
Assets	2007	2006

Cash and equivalents	$5,674,533	$6,394,775
Certificates of deposit and other investments	--	3,082,053
Accounts receivable, net	6,919,180	8,015,600
Prepaid expenses and other current assets	510,609	235,250
Deferred tax asset	546,145	1,781,736
Total current assets	13,650,467	19,509,414
Accounts receivable, long term portion, net	1,941,996	1,140,179
Property and equipment, net	423,563	178,883
Deposits and other assets	103,057	91,360
Intangible assets, net	7,372,147	5,722,604
Goodwill	11,683,163	--
Deferred tax asset, long term	4,551,644	1,334,787
Income taxes receivable	316,429	--
Total assets	$40,042,466	$27,977,227

Liabilities and Stockholders' Equity

Accounts payable	$1,138,265	$773,653
Accrued liabilities	1,196,330	4,565,439
Income taxes payable	--	261,762
Total current liabilities	2,334,595	5,600,854
Total liabilities	2,334,595	5,600,854
Series E convertible preferred stock, $.001 par value, 200,000 shares authorized, 127,840 issued and outstanding, liquidation preference $38,202	10,866	10,866
Common stock, $.001 par value, 100,000,000 shares authorized, 6,693,667 and 5,002,159 issued and outstanding	6,694	5,002
Treasury stock	(2,714,698)	(2,407,158)
Paid in capital	23,325,888	12,294,186
Deferred stock compensation	--	(2,854,122)
Retained earnings	17,079,121	15,327,599
Total stockholders' equity	37,707,871	22,376,373
Total liabilities and stockholders' equity	$40,042,466	$27,977,227

Tier One Partners
On behalf of LiveDeal
Marian Hughes, 708-246-0083